SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement      [ ] Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Eaton Vance Mutual Funds Trust
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                        EV Classic Strategic Income Fund
                        EV Marathon Strategic Income Fund
                     24 FEDERAL STREET, BOSTON, MASS. 02110

                                                       January 16, 1997

Dear Shareholders:

         On Wednesday, February 26, 1997, a Special Meeting of Shareholders of EV Classic Strategic Income Fund and EV Marathon Strategic Income Fund (each a "Fund"), series of Eaton Vance Mutual Funds Trust (the "Trust"), will be held to vote on three proposals. Adoption of these proposals, which the Trust's Trustees have approved and believe are in the best interests of each Fund and its shareholders, are being submitted for your approval. As a shareholder, you are entitled to cast one vote for each share that you own.

Voting Only Takes A Few Minutes - Please Respond Promptly.

         Your vote is important, no matter how many shares you own. If the required votes are not received by February 26, 1997, it will be necessary to send further mailings to secure it. This is a costly process and is paid for by the Funds. Therefore, you, as a shareholder, ultimately pay for the expense of a delayed vote. Please sign and return your proxy promptly to avoid this unnecessary expense.

         One purpose of the Meeting is to consider a proposal to modify each Fund's investment objective. A second proposal would permit each Fund to invest a substantial part of its assets in another investment company sponsored by Eaton Vance Management with consistent, but somewhat different investment policies than the Funds. Implementation of these proposals increase investment flexibility and efficiency, which may reduce expenses and enhance shareholder returns. Shareholders are also asked to ratify the selection of the Funds' independent accountants.

         The matters to be presented to the Meeting are described in detail in the enclosed proxy statement. The Trustees believe that all of the proposals are in the best interests of the Funds and their shareholders.

                                      For the Board of Trustees



                                      M. Dozier Gardner, President and Trustee

--------------------------------------------------------------------------------
               THIS IS AN IMPORTANT MEETING. IF YOU DO NOT PLAN TO
               ATTEND IN PERSON, PLEASE SIGN, DATE AND RETURN THE
                           ENCLOSED PROXY CARD TODAY.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        EV Classic Strategic Income Fund
--------------------------------------------------------------------------------
                        EV Marathon Strategic Income Fund

                     24 FEDERAL STREET, BOSTON, MASS. 02110

                    Notice of Special Meeting of Shareholders
                          To Be Held February 26, 1997

         A Special Meeting of the Shareholders of EV Classic Strategic Income Fund and EV Marathon Strategic Income Fund (each a "Fund"), series of Eaton Vance Mutual Funds Trust (the "Trust"), will be held at the principal office of the Trust, 24 Federal Street, Boston, Massachusetts, on Wednesday, February 26, 1997, at 10:00 A.M. (Boston time), for the following purposes:

         1. To consider and act upon a proposal to modify the investment objective of each Fund.

         2. To consider and act upon a proposal to adopt a revised investment structure wherein each Fund would have the ability to invest in one or more other investment companies sponsored by Eaton Vance Management with consistent, but somewhat different, investment policies than the Funds.

         3. To ratify the selection of Coopers & Lybrand as the independent accountants of each Fund.

         4. To consider and act upon any matters incidental to the foregoing purposes or any of them, and any other matters which may properly come before said meeting or an adjourned session thereof.

         These proposals are discussed in greater detail in the attached Proxy Statement.

         This meeting is called pursuant to the By-Laws of the Trust. The Trustees have fixed the close of business on December 31, 1996, as the record date for the determination of the shareholders of the Fund entitled to notice of and to vote at the meeting and any adjournments thereof.

                                                          Thomas Otis, Secretary
January 16, 1997

IMPORTANT -- Shareholders can help the Trustees avoid the necessity and additional expense to the Funds of further solicitations to insure a quorum by promptly returning the enclosed proxy. The enclosed addressed envelope requires no postage if mailed in the United States and is intended for your convenience.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                        EV Classic Strategic Income Fund
                        EV Marathon Strategic Income Fund

                                                   24 Federal Street
                                                   Boston, Massachusetts 02110
                                                   January 16, 1997

                                 PROXY STATEMENT
                     For the Special Meeting of Shareholders

         A proxy is enclosed with the foregoing Notice of the Special Meeting of the Shareholders of EV Classic Strategic Income Fund and EV Marathon Strategic Income Fund (each a "Fund"), series of Eaton Vance Mutual Funds Trust (the "Trust"), to be held on Wednesday, February 26, 1997, for the benefit of shareholders who do not expect to be present at the meeting. This proxy is solicited on behalf of the Trustees of the Trust, and is revocable by the person giving it prior to exercise by a signed writing filed with the Funds' transfer agent, First Data Investors Services Group, Attention: Eaton Vance Funds, P.O. Box 5123, Westborough, MA 01581-5123, or by executing and delivering a later dated proxy, or by attending the meeting and voting his shares in person. Each shareholder may specify the manner in which he desires his proxy to be voted upon the matters referred to in the proxy; in the absence of such specification, his proxy will authorize the persons named as attorneys, or any of them, to vote in favor of each such matter. This proxy material is being initially mailed to shareholders on or about January 13, 1997.

         The Trustees have fixed the close of business on December 31, 1996, as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. Shareholders at the close of business on the record date will be entitled to one vote for each share held. As of December 31, 1996, the number of shares of beneficial interest of EV Classic Strategic Income Fund and EV Marathon Strategic Income Fund outstanding was _____________ and ____________, respectively.

         [As of November __, 1996, Merrill Lynch Pierce Fenner and Smith of New Brunswick, NJ, broker-dealers, held of record _______% of the outstanding shares, which it held on behalf of its customers who are the beneficial owners of such shares. Such firm has informed the Funds that none of its customers beneficially owned more than 5% of the outstanding shares.] To the knowledge of the Trust, no other person owns (of record or beneficially) more than 5% of either Fund's outstanding shares.

         The Trustees know of no matter other than those mentioned in Proposals 1 through 3 of the Notice which will be presented at the meeting. If any other matter is properly presented at the meeting, it is the intention of the persons named as attorneys in the enclosed proxy to vote the proxies in accordance with their judgment in regard to such matter. Proposals 1 and 2 would be implemented March 1, 1997 if approval is obtained February 26, 1997.

             PROPOSAL 1. TO APPROVE A MODIFIED INVESTMENT OBJECTIVE

         At a meeting of Trustees held November 18, 1996, the Board voted to modify the investment objective of the Funds. Each Fund's current investment objective is "a high level of income by investing in a global portfolio consisting primarily of high grade debt securities and having a dollar weighted average maturity of not more than three years." The proposed objective would be "a high level of income and total return by investing in a global portfolio consisting primarily of high grade debt securities."

         The proposed change would not affect the types of securities that would be purchased and would not change the credit quality of those securities. The change would increase portfolio management flexibility by allowing the Strategic Income Portfolio (the "SI Portfolio") in which the Funds invest to purchase debt securities with a longer maturity and greater capital appreciation potential. Of course, there is no assurance SI Portfolio's investment adviser, Boston Management and Research ("BMR" or "Adviser"), will be able to use effectively this increased flexibility and investors in the Funds may realize a decline in the net asset value of their holdings. Longer maturity securities have greater market value fluctuation, and if sold prior to maturity have greater potential for loss as well as for gain.

         The modification of each Fund's objective may also permit the Funds to be more effectively marketed, which could result in certain economies of scale if assets grow. Currently, the Funds have an investment objective that is appealing to investors seeking income from a somewhat limited pool of securities. With a broader objective, the Funds may be attractive to a greater number of investors. If the change does facilitate greater sales, the Funds may grow in net assets. A broader selection of investments could then be purchased, which may reduce risk and improve performance. Of course, the change might not result in more effective marketing and an increase in net assets. Indeed, net assets could decline. Economies of scale could be achieved by spreading fixed costs over a larger asset base. Overall compensation to the Adviser increases as Fund assets grow.

         Each Fund invests its assets in a corresponding investment company, SI Portfolio, which has the same investment objective as the Funds. Each Fund will vote its interest in SI Portfolio for or against a parallel proposal to amend the Portfolio's investment objective proportionately to the instructions to vote for or against the Funds' Proposal. A sufficient number of votes in favor of the Proposal must be received in the aggregate from the Funds for each Fund's and SI Portfolio's policy to be changed.

         The Trustees of the Trust recommend that the shareholders of the Funds vote to modify the investment objective. If approved by the Funds and SI Portfolio, this Proposal will be effective upon filing supplements to the Funds' prospectuses with the Securities and Exchange Commission.

                 PROPOSAL 2. TO APPROVE A NEW INVESTMENT POLICY
                    TO PERMIT A REVISED INVESTMENT STRUCTURE

                                     Summary

         The Board of Trustees of the Trust has approved, and is submitting to the shareholders of each Fund for approval, the adoption of a new investment policy for each Fund and the revision of a fundamental investment provision to permit each Fund to invest part of its "investable assets" (portfolio securities and cash) in one or more open-end management investment companies, including High Income Portfolio (the "HI Portfolio"), having the same investment adviser as Strategic Income Portfolio (the "SI Portfolio") in which the Funds currently invest all of their investable assets. If this Proposal is approved, each Fund intends to invest up to 35% of its assets in the HI Portfolio from time to time, depending upon market conditions. This proposed investment structure is permitted under the National Securities Markets Improvement Act of 1996, which was enacted October 11, 1996.

         The advantages of the Proposal to each Fund's shareholders is a substantial increase in the diversification of high yield debt securities and a more efficient means of investing in these securities. As of December 31, 1996, SI Portfolio had ____ holdings of such securities and HI Portfolio had ____ holdings. Participation in a more diversified pool of high yield securities should reduce the risk to shareholders. Moreover, the HI Portfolio currently has lower operating expenses.

                            Current Investment Policy

         Each Fund  currently  invests  all of its  investable  assets in the SI
Portfolio. The SI Portfolio is a New York trust which, like the Trust, is registered as an open-end management company under the Investment Company Act of 1940 (the "Act"). The SI Portfolio has substantially the same investment objective, policies and restrictions as the Funds and BMR is the investment adviser of the Portfolio. Thus, each Fund seeks to achieve its investment objective through investment in the Portfolio, rather than through direct investments in securities. The Portfolio in turn invests in securities and may invest up to 35% of its assets in high yield debt securities. In the mutual fund industry, this two-tier structure is commonly referred to as the "master-feeder" structure.

                           Proposed Investment Policy

         If this Proposal is approved, each Fund would have the ability to invest up to 35% of its assets in HI Portfolio from time to time. Thus, a Fund would be able to invest in both SI Portfolio (as currently), and in HI Portfolio at the same time. Each Fund, instead of investing in separate high yield debt securities, could invest in HI Portfolio, which consists of a portfolio of high yield debt securities managed by the same company, BMR, that manages the SI Portfolio. Each Fund would invest in the Portfolios in the same proportions. To avoid possible disruption to the HI Portfolio, the Funds would not make additional investments in HI Portfolio at any time that their aggregate investment in HI Portfolio is 10% or more of the net assets of HI Portfolio, unless the Trustees of the HI Portfolio permit that additional investment.

         The new investment policy would permit the Funds to invest in other registered investment companies in the Eaton Vance group of funds in addition to or in lieu of HI Portfolio, if such other funds invest in securities that the Funds can invest in and the Trustees of the Trust determine it is in the best interests of the Funds to do so. There is no current intention to use this authority.

                         Information About HI Portfolio

         The HI Portfolio, like SI Portfolio, is a New York trust which is registered as an open-end management company under the Act. BMR is also the investment adviser to HI Portfolio.

Investment Policies. The investment objective of the HI Portfolio is to provide a high level of current income. HI Portfolio normally invests 65% of its assets in debt securities of the lowest investment grade, lower rated obligations and unrated obligations; 80% of its net assets in fixed-income securities, including convertible securities; and up to 20% of its net assets in common stocks and other equity securities when consistent with its objective or acquired as part of a unit combining fixed-income and equity securities. The Funds will not invest in the HI Portfolio when such Portfolio is not so invested. Foreign investments of HI Portfolio may not exceed 25% of total assets. HI Portfolio may purchase and sell derivative instruments similar to those SI Portfolio can purchase, except HI Portfolio cannot engage in swaps. At December 31, 1996, HI Portfolio had __% of its assets invested in high yield, high risk bonds, and __% of its net assets were in default.

         HI Portfolio has substantially the same fundamental and nonfundamental policies as the Funds and the SI Portfolio, except that HI Portfolio is a diversified investment company and, therefore, has the following additional fundamental policy: With respect to 75% of total assets of the HI Portfolio, it may not purchase any security if such purchase, at the time thereof, would cause more than 5% of its total assets to be invested in the securities of a single issuer, or cause more than 10% of the total outstanding voting securities of such issuer to be held by it, except obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities and except securities of other investment companies. Most investment policies of HI Portfolio can be changed by its trustees without investor approval.

         Because HI Portfolio predominately invests in the types of securities that SI Portfolio currently purchases with respect to 35% of SI Portfolio's assets, investment risk to Fund shareholders should not increase. SI Portfolio acquires debt securities rated below BBB-/Baa3 by Standard & Poor's Rating Group, Moody's Investors Service, Inc. or Duff & Phelps, Inc., or, if unrated, of equivalent quality (commonly referred to as "junk bonds"). Lower-rated securities generally offer higher current yields and appreciation potential than do higher rated securities, but are subject to greater risks. Securities in the lower-rated categories are considered to be of poor standing and predominantly speculative; securities in the lowest rating categories may be in default and are generally regarded by the rating agencies as having extremely poor prospects of ever attaining any real investment standing. Lower quality debt securities are subject to the risk of an issuer's inability to meet principal and interest payments on the obligations (credit risk) and may also be subject to price volatility due to such factors as interest rate sensitivity, market perception of the creditworthiness of the issuer and general market liquidity (market risk). Lower rated and comparable unrated securities are also more likely to react to real or perceived developments affecting market and credit risk than are more highly rated securities, which react primarily to movements in the general level of interest rates. HI Portfolio may invest a substantial portion of its assets in such securities issued in connection with mergers, acquisitions, leveraged buy-outs, recapitalizations and other highly leveraged transactions which pose a higher risk of default or bankruptcy of the issuer than other fixed-income securities particularly during periods of deteriorating economic conditions and contraction in the credit markets. HI Portfolio may also invest in debt securities not paying current income in anticipation of possible future income or capital appreciation. The issuer of such securities may be in bankruptcy or undergoing a debt restructuring or reorganization. Defaulted securities may be retained, and may result in additional expense for HI Portfolio to recover its investment.

         While BMR is the investment adviser of both SI Portfolio and HI Portfolio, the Portfolios have different portfolio managers. Mark S. Venezia has acted as the portfolio manager of the SI Portfolio since it commenced operations. He has been a Vice President of Eaton Vance Management since 1987 and of BMR since 1992. Hooker Talcott, Jr. has acted as portfolio manager of HI Portfolio since it commenced operations. Mr. Talcott has been a Vice President of Eaton Vance Management since 1987 and of BMR since 1992. Michael Weilheimer is the co-portfolio manager of HI Portfolio and has been a Vice President of Eaton Vance Management since 1992.

         A copy of the prospectus of EV Marathon High Income Fund, a mutual fund that has investment policies substantially identical to HI Portfolio, can be obtained by calling Eaton Vance Distributors, Inc. at 1-800-225-6265.

Expenses.   Under its  advisory  agreements with the Portfolios,  BMR receives a monthly advisory fee equal to the aggregate of

         (a) a daily asset based fee computed by applying the annual asset rate applicable to that portion of the total daily net assets in each Category as indicated below, plus

         (b) a daily income based fee computed by applying the daily income rate applicable to that portion of the total daily gross income (which portion shall bear the same relationship to the total daily gross income on such day as that portion of the total daily net assets in the same Category bears to the total daily net assets on such day) in each Category as indicated below:

                                                        SI Portfolio               HI Portfolio
                                                        ------------               ------------


                                                    Annual        Daily        Annual         Daily
Category     Daily Net Assets                     Asset Rate   Income Rate   Asset Rate    Income Rate
------------ ------------------------------------ ------------ ------------- ------------ ---------------
1            up to $500 million                       0.275%        2.75%        0.300%         3.00%
2            2 $500 million but less than $1 billion  0.250%        2.30%        0.275%         2.75%
3            $1 billion but less than $1.5 billion    0.225%        2.25%        0.250%         2.50%
4            $1.5 billion but less than $2 billion    0.200%        2.00%        0.225%         2.25%
5            $2 billion but less than $3 billion      0.175%        1.75%        0.200%         2.00%
6            $3 billion and over                      0.150%        1.50%        0.175%         1.75%

All other provisions of the respective investment advisory agreements are substantially the same. For the twelve months ended December 31, 1996, SI Portfolio's fee rate was ____% of average daily net assets and HI Portfolio's fee rate was ____% of average daily net assets.

         Each Portfolio also engages BMR as its administrator. SI Portfolio pays a monthly fee at an annual rate of .15% of average daily net assets. HI Portfolio currently pays no administration fee, but may do so in the future.

         Total expenses of the Portfolios, which the Funds bear indirectly, are comprised of advisory and administration fees and certain other expenses such as Trustees fees, custody fees, cost of pricing services, insurance premiums and audit fees. These expenses generally decline as a percentage of net assets as a Portfolio grows in size. As of December 31, 1996, the net assets of SI Portfolio and HI Portfolio were approximately $135 million and $640 million, respectively.

         The following table shows the estimated expenses for the Funds for the twelve months ended December 31, 1996 (based on actual expenses for the year ended October 31, 1996 for SI Portfolio and for the year ended March 31, 1996 for HI Portfolio) when the Funds invested all of their assets in SI Portfolio and a pro forma adjustment (including the cost of this proxy solicitation) based on the assumption each Fund had invested 80% of its assets in SI Portfolio and 20% of its assets in HI Portfolio.

                          Pro Forma Expense Comparison

                             Marathon Strategic         Classic Strategic
                                 Income Fund                Income Fund
                                 -----------                -----------

                                    80% SIP                   80% SIP
Fees                       100% SIP 20% HIP          100% SIP 20% HIP
----                       -------- -------          -------- -------

Advisory                     0.54%    0.56%            0.54%    0.56%
Administration               0.15     0.12             0.15     0.12
12b-1 (Distribution)         0.92     0.92             1.00     1.00
Other                        0.56     0.55             0.69     0.68
                             ----     ----             ----     ----
                             2.17%    2.15%            2.38%    2.36%


                 Proposed Supplement to Investment Restrictions

         The Board of Trustees of the Trust has approved, subject to a shareholder vote, a supplemental provision to be added to the investment restrictions of each Fund to permit each Fund to invest part of its investable assets in the HI Portfolio and in certain other funds.

         The Board of Trustees proposes that these restrictions and all other investment restrictions be supplemented with a revised fundamental investment provision as follows (with additions in italics and deletions in brackets):
"Notwithstanding the investment policies and restrictions of the Fund, the Fund may invest [all of] its investable assets in an open-end management investment company with substantially the same investment objective, policies and restrictions as the Fund; moreover, subject to Trustee approval the Fund may invest its investable assets in other open-end management investment companies in the same group of investment companies with the same investment adviser if, with respect to such assets, the other companies' permitted investments are substantially the same as those of the Fund."

                                Other Information

         In order to avoid additional financial reporting costs arising from investing in HI Portfolio, the Trustees of the Trust and SI Portfolio have approved a change in the fiscal year end of the Funds and SI Portfolio from October 31 to March 31 if necessary. If this change is implemented, shareholders will receive shareholder reports in May and November instead of June and December.

         The initial withdrawal of assets from SI Portfolio and investment in HI Portfolio will not result in transaction costs to be borne by SI Portfolio. Movement of Fund assets from SI Portfolio to HI Portfolio and visa versa is expected to be a gradual process. No capital gain recognition to Fund shareholders is expected from this process.

         The proposed transaction will not alter the rights and privileges of shareholders of the Funds. The value of a shareholder's investment in a Fund will be the same immediately after the Fund's investment in the HI Portfolio as immediately before that investment. Of course, the value of a shareholder's investment in a Fund will fluctuate thereafter.

         Each Fund would be able to withdraw its investment in either Portfolio at any time, if the Trustees of the Trust determine that it is in the best interests of a Fund to do so. Upon any such withdrawal, the Trustees would consider what action might be taken, including the investment of the investable assets of a Fund solely in SI Portfolio or in another pooled investment entity having substantially the same investment objective and policies as the Fund or the retention of an investment adviser to manage the Fund's assets in accordance with its investment policies.

         Like the Funds, each Portfolio determines its net asset value once on each day the New York Stock Exchange (the "Exchange") is open for trading, as of the close of regular trading on the Exchange. Each Portfolio's net asset value is computed by determining the value of the Portfolio's total assets (the securities it holds plus any cash or other assets, including interest accrued but not yet received), and subtracting all of the Portfolio's liabilities (including accrued expenses). Both Portfolios value their assets in the same manner.

         As partnerships under the Internal Revenue Code, the Portfolios do not pay Federal income or excise taxes. Provided the Funds qualify as regulated investment companies for Federal income tax purposes and the Portfolios are treated as partnerships for Federal and Massachusetts tax purposes, no entity is liable for income, corporate excise tax or franchise tax in Massachusetts.

         Interests in a Portfolio have no pre-emptive or conversion rights, and are fully paid and non-assessable, except as set forth below. A Portfolio normally will not hold meetings of holders of such interests except as required under the Act. A Portfolio would be required to hold a meeting of holders in the event that at any time less than a majority of the trustees holding office had been elected by holders. The trustees of a Portfolio continue to hold office until their successors are elected and have qualified. Holders holding a specified percentage interest in a Portfolio may call a meeting of holders in the Portfolio for the purpose of removing any trustee. A trustee of a Portfolio may be removed upon a majority vote of holders in the Portfolio qualified to vote in the election. The Act requires a Portfolio to assist its holders in calling such a meeting. Upon liquidation of a Portfolio, holders in the Portfolio would be entitled to share pro rata in the net assets of the Portfolio available for distribution to holders.

         The approval of a Portfolio's investors (i.e., holders of interests in the Portfolio, such as a Fund) is required to change any of its investment restrictions; however, any change in nonfundamental investment policies would not require such approval. Each holder in a Portfolio is entitled to a vote in proportion to its share of the interests in the Portfolio. Except as described below, whenever a Fund is requested to vote on matters pertaining to a Portfolio, the Fund will hold a meeting of its shareholders and will cast its votes proportionately as instructed by Fund shareholders. Because the Funds are expected to hold only a minority interest in HI Portfolio, other investors in that Portfolio will control matters submitted to a vote.

         Subject to applicable statutory and regulatory requirements, a Fund would not request a vote of its shareholders with respect to (a) any proposal relating to a Portfolio, which proposal, if made with respect to the Fund, would not require the vote of the shareholders of the Fund, or (b) any proposal, with respect to the Portfolio that is identical, in all material respects, to a proposal that has previously been approved by shareholders of the Fund. Any proposal submitted to holders in a Portfolio, and that is not required to be voted on by shareholders of a Fund, would nonetheless be voted on by the Trustees of the Trust.

         Investments in a Portfolio may not be transferred, but a holder may withdraw all or any portion of its investment at any time at net asset value. Each holder in a Portfolio, including a Fund, will be liable for all obligations of the Portfolio. However, the risk of a holder in a Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance exists, and the Portfolio itself is unable to meet its obligations. Thus, shareholders of a Fund should not experience losses from the new investment structure itself.

         Each Portfolio has its own board of trustees, including a majority of trustees who are not "interested" persons of the Portfolio as defined in the Act. The present noninterested trustees of HI Portfolio are identical to the present noninterested Trustees of the Trust and of SI Portfolio.

                           Evaluation by the Trustees

         The Board of Trustees of the Trust has carefully considered Proposal 2 and its potential benefits and risks. By adopting the proposed structure each Fund can participate in a larger, more diversified and potentially more attractive investment portfolio. Given the relative sizes of the SI Portfolio and the HI Portfolio, the total expenses of each Fund will also be slightly lower (assuming no change in either Portfolio's operations).

         The  Board   believes   that   investing  in  HI   Portfolio   involves
substantially the same risks as are associated with a Fund's investment in SI Portfolio, assuming the same securities are purchased by each.

         Based on their consideration, analysis and evaluation of the above factors and other information deemed by them to be relevant to this Proposal, the Trustees (including the Independent Trustees) have concluded that it would be in the best interests of each

Fund and its shareholders to approve a new investment policy and supplement to the Fund's investment restrictions to enable the Fund to invest a substantial part of its investable assets in the HI Portfolio.

                       Vote Required to Approve Proposal 2

         Approval by the shareholders of a Fund of the new investment policy and supplement to its fundamental investment restrictions require the affirmative vote of a majority of the outstanding shares of the Fund which term as used in this Proxy Statement means the vote of the lesser of (a) more than 50% of the outstanding shares of the Fund, or (b) 67% of the shares of the Fund present at the meeting if the holders of more than 50% of the outstanding shares of the Fund are present or represented by proxy at the meeting.

         The Trustees of the Trust recommend that the shareholders of the Funds vote to approve this Proposal. Implementation of this Proposal is not dependent upon approval of any other Proposal in this Proxy Statement. In the event the shareholders of a Fund fail to approve this Proposal, that Fund would continue to invest all of its assets in SI Portfolio.

 PROPOSAL 3. TO RATIFY THE SELECTION OF COOPERS & LYBRAND AS THE INDEPENDENT
             ACCOUNTANTS OF THE FUNDS

         A majority of the Trustees of the Trust who are not interested persons of the Trust or EVM have selected Coopers & Lybrand L.L.P., One Post Office Square, Boston, MA 02109 as independent accountants to sign or certify any financial statements which may be filed by each Fund with the Securities and Exchange Commission in respect of all or any part of the current fiscal year, the employment of such accountants being expressly conditioned upon the right of each Fund, by the vote of a majority of its outstanding "voting securities" (as defined in the Investment Company Act of 1940) at any meeting called for the purpose, to terminate such employment forthwith without any penalty. (The current fiscal year ends October 31, 1997, unless Proposal 2 is implemented in which case the year end may be changed to March 31, 1997.) Such selection was made pursuant to provisions of Section 32(a) of the Investment Company Act of 1940, and is subject to ratification or rejection by the holders of shares of each Fund at the meeting of such holders. Coopers & Lybrand, L.L.P., currently serves as the independent accountants of each Fund. The Trust is informed that no member of Coopers & Lybrand L.L.P. has any direct or material indirect interest in either Fund or either Portfolio.

         The Funds' independent accountants provide customary professional services in connection with the audit function for a management investment company series such as the Funds, and their fees for such services include fees for work leading to the expression of opinions of the financial statements included in annual reports to shareholders, opinions on financial statements and other data included in each Fund's annual report to the Securities and Exchange Commission, opinions on financial statements included in amendments to the Trust's registration statement with respect to the Funds, and preparation of the Funds' federal and state income tax returns. The nature and scope of the professional services of the accountants have been approved by the Trust's Trustees, which have considered the possible effect thereof on the independence of the accountants.

         Representatives of Coopers & Lybrand L.L.P. are not expected to be present at the meeting but have been given the opportunity to make a statement if they do so desire and will be available should any matter arise requiring their presence.

         It is intended that proxies not limited to the contrary will be voted in favor of ratifying the selection of Coopers & Lybrand L.L.P., as the independent accountants of each Fund to sign or certify financial statements required to be signed or certified by independent accountants and filed with the Securities and Exchange Commission in respect of all or part of the current fiscal year of the Funds.

         The Trustees of the Trust recommend that the shareholders of each Fund vote to ratify the selection of Coopers & Lybrand L.L.P. as the independent accountants of their Fund at the shareholder meeting. Shareholders of each Fund vote separately on this proposal.

                        CERTAIN INFORMATION REGARDING THE
                            EATON VANCE ORGANIZATION

         Boston Management and Research ("BMR"), or its parent Eaton Vance Management ("EVM"), both at 24 Federal Street, Boston, MA 02110, act as investment adviser to investment companies and various individual and institutional clients, with combined assets under management of over $16 billion. EVM provides administrative and management services to certain Eaton Vance funds (including the Trust), as well as The Wright Managed Income Trust, The Wright Managed Equity Trust, The Wright EquiFund Equity Trust and The Wright Managed Blue Chip Series Trust.

     There are no financial conditions known by the Eaton Vance organization which would impair the financial ability of BMR to fulfill its commitment to the Portfolios under its contractual agreements. BMR and EVM are Massachusetts business trusts, and Eaton Vance, Inc. ("EV") is the trustee of BMR and EVM. The Directors of EV are Landon T. Clay, M. Dozier Gardner, James B. Hawkes and Benjamin A. Rowland , Jr. The Directors of Eaton Vance Corp. ("EVC"), which wholly-owns EVM and EV, consist of the same persons and John G.L. Cabot and Ralph Z. Sorenson. Mr. Clay is chairman, Mr. Gardner is Vice Chairman and Mr. Hawkes is president and chief executive officer of EVC, EVM, BMR and EV. All shares of the outstanding Voting Common Stock of EVC are deposited in a Voting Trust which expires on December 31, 1997, the Voting Trustees of which are Messrs. Clay, Gardner, Hawkes, and Rowland, and Thomas E. Faust. The Voting Trustees have unrestricted voting rights for the election of Directors of EVC. All of the outstanding voting trust receipts issued under said Voting Trust are owned by certain of the officers of BMR and EVM. As of January 1, 1997, Messrs. Clay, Gardner and Hawkes each owned 24% of such voting trust receipts, and Messrs. Rowland and Faust owned 15% and 13%, respectively. The address of EVC, EVM, BMR, EV and of its Directors or Trustees is 24 Federal Street, Boston, Massachusetts 02110.

         EVC owns all the stock of Energex Energy Corp., which is engaged in oil and gas, exploration and development. EVM owns all the stock of Northeast Properties, Inc., which is engaged in real estate investment. EVC owns all the stock of Fulcrum Management, Inc. and MinVen, Inc., which are engaged in precious metal mining venture investment and management. EVC also owns 24% of the Class A shares of Lloyd George Management (BVI) Limited, a registered investment adviser. EVC, BMR, EVM and EV may also enter into other businesses.

         Certain Trustees of the Trust and the Portfolio, and all of their respective officers are officers of BMR and EVM.

         Eaton Vance  Distributors,  Inc. ("EVD") (a wholly-owned  subsidiary of
EVM), 24 Federal Street, Boston, MA 02110 acts as Principal Underwriter for over 140 investment companies, each of which makes a continuous offering of shares. EVD also acts as the Placement Agent for each Portfolio. The Placement Agent Agreement is renewable annually by each Portfolio's Board of Trustees (including a majority of the Independent Trustees), may be terminated on sixty days' notice either by such Trustees or by vote of a majority of the outstanding voting securities of the Portfolio or on six months notice by the Placement Agent and is automatically terminated upon assignment.

                       NOTICE TO BANKS AND BROKER/DEALERS

         The Trust has previously solicited all Nominee and Broker/Dealer accounts as to the number of additional proxy statements required to supply owners of shares. Should additional proxy material be required for beneficial owners, please forward such requests to: First Data Investors Services Group,
Attention: Eaton Vance Funds, P.O. Box 5123, Westborough, MA 01581-5123.

                             ADDITIONAL INFORMATION

         The expense of preparing, printing and mailing this Proxy Statement and enclosures and the cost of soliciting proxies on behalf of the Board of Trustees of the Trust will be borne by the Funds. Proxies will be solicited by mail and may be solicited in person or by telephone or telegraph by officers of the Trust, by personnel of its Administrator, Eaton Vance Management, its transfer agent, The Shareholder Services Group, Inc., by broker-dealer firms or by a professional solicitation organization. The expenses connected with the solicitation of these proxies and with any further proxies which may be solicited by the Trust's officers, by EVM's personnel, by its transfer agent, First Data Investors Services Group or by broker-dealer firms, in person, by telephone or by telegraph, will be borne by the Funds. The Funds will reimburse banks, broker-dealer firms, and other persons holding shares registered in their names or in the names of their nominees, for their expenses incurred in sending proxy material to and obtaining proxies from the beneficial owners of such shares.

         All proxy cards solicited by the Board of Trustees that are properly executed and received by the Secretary prior to the meeting, and which are not revoked, will be voted at the meeting. Shares represented by such proxies will be voted in accordance with the instructions thereon. If no specification is made on the proxy card, it will be voted for the matters specified on the proxy card. All proxies not voted, will not be counted toward establishing a quorum. Broker non-votes will be counted toward establishing a quorum and for determining whether sufficient votes have been received for approval of the Proposal to be acted upon. Shareholders should note that while votes to abstain will count toward establishing a quorum, passage of any Proposal being considered at the meeting will occur only if a sufficient number of votes are cast for the Proposal. Accordingly, votes to abstain, broker non-votes and votes against will have the same effect in determining whether a Proposal is approved.

         In the event that sufficient votes by the shareholders of the Funds in favor of any Proposal set forth in the Notice of this meeting are not received by February 26, 1997, the persons named as attorneys in the enclosed proxy may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the Proposals in this Proxy Statement prior to such adjournment if sufficient votes have been received and it is otherwise appropriate. Any such adjournment will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the session of the meeting to be adjourned. The persons named as attorneys in the enclosed proxy will vote in favor of such adjournment those proxies which they are entitled to vote in favor of the Proposal for which further solicitation of proxies is to be made. They will vote against any such adjournment those proxies required to be voted against such Proposal. The costs of any such additional solicitation and of any adjourned session will be borne by the Funds.

         Submission of Shareholder Proposals. The Trust and the Funds do not hold annual shareholders' meetings. Shareholder wishing to submit proposals for inclusion in a proxy statement for a subsequent shareholders' meeting should send their written proposals to: Secretary, Eaton Vance Mutual Funds Trust, 24 Federal Street, Boston, Massachusetts 02110. Proposals must be received in advance of a proxy solicitation to be included and the mere submission of a proposal does not guarantee inclusion in the proxy statement because certain federal securities law rules must be complied with.

         A copy of a Fund's annual report to shareholders may be obtained without charge by contacting the Fund at 24 Federal Street, Boston, MA 02110 (800-225-6265).


January 16, 1997

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




                          AN UPDATE REGARDING THE FUNDS

         The Strategic Income Portfolio (in which the Funds currently invest) is invested in approximately 20 countries with a weighted average credit quality of high grade (AA by Moodys Investors Services, Inc. and Standard & Poor's Corporation) on December 31, 1996. The following pie chart shows the credit quality breakdown of the Portfolio as of such date:

                              Strategic Allocation

                  The Data for the Pie Chart is as of October 16, 1996:

                           U.S. Investment Grade:             44%
                           Foreign Investment Grade:          40%
                           High Yield:                        16%















         If Proposal 1 is approved, the Portfolio will be better able to take advantage of long-term bond market returns such as these depicted below:

                    [to be completed in definitive materials]













         Of course, historical performance is no guarantee of future returns. All bond markets experience volatility. Moreover, the above represents certain indices; managed funds such as the Portfolio have operating expenses that reduce returns.


         We  believe  the  Strategic   Income  Funds  offer  a  somewhat  unique
investment opportunity for shareholders and appreciate your interest in the Funds.

                                                     Your sincerely,



                                                     Mark S. Venezia
                                                     Vice President and
                                                     Portfolio Manager

January 16, 1997

EV CLASSIC STRATEGIC INCOME FUND            THIS PROXY IS SOLICITED ON BEHALF OF
PROXY                                       THE BOARD OF TRUSTEES OF THE TRUST

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, revoking previous proxies for such stock, hereby appoints Alan R. Dynner, M. Dozier Gardner and Eric G. Woodbury, or any of them, attorneys of the undersigned, with full power of substitution, to vote all shares of EV Classic Strategic Income Fund, which the undersigned is entitled to vote at the Special Meeting of the Shareholders of said Fund to be held on February 26, 1997, at the principal office of the Fund, 24 Federal Street, Boston, Massachusetts 02110, at 10:00 A.M. (Boston time), and at any and all adjournments thereof. Receipt of the Notice of and Proxy Statement for said Meeting is acknowledged.

The shares represented by this proxy will be voted on the following matters as specified below. If no specification is made, this proxy will be voted in favor of all such matters. Note: This proxy must be returned in order for your shares to be voted.

1. To consider and act upon a proposal to modify    FOR    AGAINST    ABSTAIN  1
   the investment objective of the Fund.

2. To consider and act upon a proposal to           FOR    AGAINST    ABSTAIN  2
   permit a revised investment structure wherein the Fund could invest its assets in one or more investment companies with consistent, but somewhat different, investment policies than the Fund.

3. To ratify the selection of Coopers & Lybrand     FOR    AGAINST    ABSTAIN  3
   as the independent accountants of the Fund.

4. To consider and act upon any matters             FOR    AGAINST    ABSTAIN  4
   incidental to the foregoing purposes or any of them, and any other matters which may properly come before said meeting or an adjourned session thereof.

As to any matters, said attorneys shall vote in accordance with their judgment.

                               THE  TRUSTEES  RECOMMEND  A  VOTE   IN  FAVOR  OF
                               ALL MATTERS

                               -------------------------------------------------


                               -------------------------------------------------
                               Please sign exactly as your name appears at left.


                               Dated:  ___________________________________, 1997

EV MARATHON STRATEGIC INCOME FUND         THIS PROXY IS SOLICITED ON BEHALF OF
PROXY                                     THE BOARD OF TRUSTEES OF THE TRUST

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, revoking previous proxies for such stock, hereby appoints Alan R. Dynner, M. Dozier Gardner and Eric G. Woodbury, or any of them, attorneys of the undersigned, with full power of substitution, to vote all shares of EV Marathon Strategic Income Fund, which the undersigned is entitled to vote at the Special Meeting of the Shareholders of said Fund to be held on February 26, 1997, at the principal office of the Fund, 24 Federal Street, Boston, Massachusetts 02110, at 10:00 A.M. (Boston time), and at any and all adjournments thereof. Receipt of the Notice of and Proxy Statement for said Meeting is acknowledged.

The shares represented by this proxy will be voted on the following matters as specified below. If no specification is made, this proxy will be voted in favor of all such matters. Note: This proxy must be returned in order for your shares to be voted.

1. To consider and act upon a proposal to         FOR     AGAINST     ABSTAIN  1
   modify the investment objective of the Fund.

2. To consider and act upon a proposal to         FOR     AGAINST     ABSTAIN  2
   permit a revised investment structure wherein the Fund could invest its assets in one or more investment companies with consistent, but somewhat different, investment policies than the Fund.

3. To ratify the selection of Coopers & Lybrand   FOR     AGAINST     ABSTAIN  3
   as the independent accountants of the Fund.

4. To consider and act upon any matters           FOR     AGAINST     ABSTAIN  4
   incidental to the foregoing purposes or any of them, and any other matters which may properly come before said meeting or an adjourned session thereof.

As to any matters, said attorneys shall vote in accordance with their judgment.

                               THE TRUSTEES RECOMMEND A VOTE IN FAVOR OF
                               ALL MATTERS

                               ---------------------------------------------


                               ---------------------------------------------
                               Please sign exactly as your name appears at left.


                               Dated: ____________________________________, 1997